UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 5, 2013

CROSSTEX ENERGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-50536	52-2235832
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2501 CEDAR SPRINGS DALLAS, TEXAS	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 953-9500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

The information included or incorporated by reference in Item 2.03 of this Current Report on Form 8-K (this “Current Report”) is incorporated by reference into this Item 1.01 of this Current Report.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 5, 2013, XTXI Capital, LLC (“Borrower”), a wholly-owned subsidiary of Crosstex Energy, Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with Citibank, N.A., as Administrative Agent, Collateral Agent and a Lender, and the other lenders party thereto.  Borrower intends to distribute the proceeds from the Credit Agreement to the Company to finance the Company’s investment in the E2 Investment (as defined below).  Subject to satisfaction of certain funding conditions, the Credit Agreement will permit Borrower to borrow up to $75.0 million on a revolving credit basis. The maturity date of the Credit Agreement is March 5, 2016.

Prior to Borrower being permitted to borrow funds under the Credit Agreement, Borrower’s obligations under the Credit Agreement will be guaranteed by the Company (the “Guaranty”) and secured by a first priority lien on 10,700,000 common units representing limited partner interests (“Common Units”) in Crosstex Energy, L.P. (the “Partnership”), which Common Units will be contributed to Borrower by the Company (together with any additional Common Units subsequently pledged as collateral under the Credit Agreement, the “Pledged Units”).  If Borrower defaults on its obligations under the Credit Agreement or the Company defaults on its obligations under the Guaranty, then the lenders could declare all amounts outstanding under the Credit Agreement, with accrued interest, to be immediately due and payable, and if Borrower and the Company are unable to pay such amounts, the lenders may foreclose on the Pledged Units.  Such a foreclosure would result in a change in ownership of these Common Units, which could affect the market price of the Common Units.

Borrowings under the Credit Agreement will bear interest at a per annum rate equal to the reserve-adjusted British Banks Association LIBOR Rate plus 5.00%.  Borrower will pay a commitment fee of 0.75% per annum on the unused availability under the Credit Agreement.  Subject to the $75.0 million cap on outstanding borrowings and the percentage obtained by dividing (A) the total net outstanding borrowings under the Credit Agreement by (B) the product of (x) the number of Common Units included in the Pledged Units on such date and (y) the closing sale price per Common Unit on such date (the “Loan to Equity Value Percentage”) not equaling or exceeding 47%, Borrower may elect to pay interest, fees and expenses in connection with the Credit Agreement in kind by adding such amounts to the principal amount of the borrowings under the Credit Agreement.

Borrower may prepay all loans under the Credit Agreement at any time without premium or penalty, subject to certain notice requirements.  If Borrower elects to terminate the lenders’ commitments under the Credit Agreement, or certain defaults occur, Borrower will be required to pay a termination fee equal to 0.75% of the terminated commitments multiplied by a fraction the numerator of which is the number of days through March 5, 2016 and the denominator of which is 365.  The Credit Agreement requires mandatory prepayments of all amounts outstanding thereunder if the Company ceases to own all of the equity interests of Borrower.  In addition, the Credit Agreement requires mandatory prepayments in the event that the Loan to Equity Value Percentage exceeds 47%.  If such an event occurs, Borrower must prepay the loan, pledge additional Common Units as collateral, and/or direct the collateral agent to sell Pledged Units and apply the net proceeds to prepay the loan such that, after giving effect to such prepayment, pledging of additional Common Units and/or sale of Pledged Units, the Loan to Equity Value Percentage is less than 42.5%.

The Credit Agreement prohibits Borrower from making any distributions or other payments to the Company (including any distributions resulting from Borrower’s receipt of distributions from the Partnership) if the Loan to Equity Value Percentage exceeds 47% or any event of default exists under the Credit Agreement.

The Credit Agreement contains various other covenants that, among other restrictions, limit Borrower’s ability to:

•                  incur or assume indebtedness or other obligations or liabilities;

•                  grant or assume liens;

•                  make investments;

•                  engage in mergers or acquisitions;

•                  sell, transfer, assign or convey assets;

•                  engage in any business activities;

•                  amend its organizational documents;

•                  transfer or sell the Pledged Units; and

•                  take any action that would cause the transactions contemplated by the Credit Agreement to violate the U.S. federal margin regulations.

The Credit Agreement also limits the ability of the Company and its subsidiaries (other than the Partnership) to sell Common Units in certain circumstances.  The Credit Agreement does not include any financial covenants.

Each of the following is an event of default under the Credit Agreement:

•                  failure to pay any principal, interest or fees when due, including as a result of the Loan to Equity Value Percentage exceeding 47%;

•                  failure of Borrower to perform or comply with any term or condition regarding the use of proceeds, notice to the lenders regarding any default, maintenance of its existence or any of the covenants described above;

•                  failure of any representation or warranty of Borrower or the Company to be true and correct in all material respects when made;

•                  failure of Borrower or the Company to observe any other agreement, obligation or covenant in the Credit Agreement, the Guaranty or any of the other loan documents, subject to cure periods for certain failures;

•                  bankruptcy or other insolvency events involving Borrower or the Company;

•                  judgments against Borrower, in excess of a threshold amount;

•                  certain ERISA events involving Borrower or any of its ERISA affiliates, in excess of a threshold amount;

•                  the average daily trading volume of the Common Units measured over a 30 trading day period falling below 75,000 Common Units;

•                  the delisting of the Common Units;

•                  a breach, termination or repudiation by the Partnership of its acknowledgment of Borrower’s pledge of the Pledged Units;

•                  failure of the Partnership or the Company to pay indebtedness in an amount exceeding $50.0 million, and the acceleration of any indebtedness of the Partnership or the Company in an amount exceeding $50.0 million.

If an event of default relating to bankruptcy or other insolvency events occurs, all indebtedness under the Credit Agreement will immediately become due and payable. If any other event of default exists under the Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the Credit Agreement, the lenders may commence foreclosure or other actions against the Pledged Units.

If any default occurs under the Credit Agreement, or if Borrower or the Company is unable to make any of their respective representations and warranties in the Credit Agreement, the Guaranty or any of the other loan documents, Borrower will be unable to borrow funds under the Credit Agreement.

Citibank, N.A., as the agent under the Credit Agreement, has the unilateral right (in consultation with Borrower) to amend the terms of the Credit Agreement if, in its discretion, any of the following events (each, an “Adjustment Event”) occurs that could reasonably be expected to have a material adverse effect on the composition and quality of the Pledged Units or Citibank’s position as a secured creditor:

•                  the volume-weighted average price of the Common Units on any trading day is less than $7.75;

•                  a change of control occurs with respect to the Partnership;

•                  the Company ceases to own all of the equity interests of the general partner of the Partnership;

•                  the Partnership dissolves or is liquidated;

•                  the Partnership files for bankruptcy or other insolvency events involving the Partnership;

•                  a “person” or “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act acquires 50% or more of the outstanding Common Units, or publicly announces its intention to do so;

•                  a “person” or “group” within the meaning of Section 13(d) and 14(d) of the Exchange Act makes a takeover offer, tender offer, exchange offer, solicitation or proposal to acquire 50% or more of the outstanding Common Units, or publicly announces its intention to do so;

•                  the Common Units are suspended from trading on The NASDAQ Global Select Market for one trading day when trading in securities of other issuers generally occurs;

•                  the Partnership subdivides, consolidates or reclassifies the Common Units;

•                  the Partnership distributes Common Units or other securities or rights to existing holders of Common Units;

•                  the Partnership makes any extraordinary dividend;

•                  the Company, the Partnership, the Partnership’s general partner or any of their respective subsidiaries repurchases Common Units;

•                  the Partnership distributes or separates from the Common Units any shareholder rights pursuant to a shareholder rights plan directed against hostile takeovers; or

•                  the Partnership amends its partnership agreement in a manner that requires approval of holders of Common Units.

Depending on the type of Adjustment Event, any amendment to the Credit Agreement required by Citibank, N.A. will be effective between two and ten business days after the occurrence of the Adjustment Event.  There can be no assurance that Borrower will be able to comply with any such amendment to the Credit Agreement.

The market price for the Common Units has fluctuated in the past and could fluctuate substantially in the future. For example, during 2012, the market price of the Common Units reported on the NASDAQ Global Select Market ranged from a high of $18.00 to a low of $13.51. Numerous factors, including those identified in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and the volatility of the stock market generally, could cause the market price of the Common Units to fluctuate, and, because the Loan to Equity

Value Percentage is directly tied to the price of the Common Units, a significant decline in the market price of the Common Units could (i) trigger a mandatory prepayment under the Credit Agreement and (ii) prevent Borrower from distributing to the Company distributions received from the Partnership with respect to the Pledged Units, which in turn will limit the Company’s ability to pay dividends to its shareholders.  Borrower has no assets other than the Pledged Units with which to honor any of its obligations under the Credit Agreement, and if Borrower’s and the Company’s capital resources are insufficient to fund such repayment obligations, the Company may be forced to restructure the debt, obtain additional capital or sell other of its assets, including its interest in the general partner of the Partnership or the remaining Common Units owned by it. In the event that the Company is required to take such actions to meet the debt service obligations, there cannot be any assurance as to the terms of any such transaction or how quickly any such transaction could be completed, if at all.

The foregoing description is qualified in its entirety by reference to the text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 7.01.                                        Regulation FD Disclosure.

On March 6, 2013, the Company and the Partnership issued a press release announcing that the Company has agreed to invest approximately $50 million in new natural gas compression and condensate stabilization facilities that will provide services for producers in the Utica Shale play (the “E2 Investment”).  A copy of the press release is furnished as Exhibit 99.1 to this Current Report.  In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached exhibit shall be deemed to be furnished and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under the terms of an omnibus agreement between the Company and the Partnership, the board of directors of the general partner of the Partnership and the conflicts committee of such board elected not to cause the Partnership to participate in the E2 Investment.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

In accordance with General Instruction B. 2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

EXHIBIT NUMBER		DESCRIPTION

10.1	—	Credit Agreement, dated as of March 5, 2013, among XTXI Capital, LLC, Citibank, N.A., as Administrative Agent, Collateral Agent and a Lender, and the other lenders party thereto.
99.1	—	Press Release dated March 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSTEX ENERGY, INC.

Date: March 6, 2013	By:	/s/ Michael J. Garberding
Michael J. Garberding
Executive Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION

10.1	—	Credit Agreement, dated as of March 5, 2013, among XTXI Capital, LLC, Citibank , N.A., as Administrative Agent, Collateral Agent and a Lender, and the other lenders party thereto.
99.1	—	Press Release dated March 6, 2013.